As filed with the Securities and Exchange Commission on February 24, 2017.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0317849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

(Address of principal executive offices)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

THIRD AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(full title of the plan)

Copy to:

Richard D. Gorelick, Esq.	Bradley Faris, Esq.
Corporate Vice President, General Counsel,	Latham & Watkins LLP
Administration and Secretary	330 N. Wabash Ave.
Integra LifeSciences Holdings Corporation	Suite 2800
311 Enterprise Drive	Chicago, Illinois 60611
Plainsboro, New Jersey 08536	(312) 876-7700
(609) 275-0500	Counsel to Registrant

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	65,804 shares	$44.15	$2,905,246.60	$336.72

(1)	This Registration Statement registers 65,804 shares of common stock, par value $0.01 per share (the “Common Stock”), of Integra LifeSciences Holdings Corporation (the “Company” or the “Registrant”) for issuance pursuant to the Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan (the “Plan”), an employee benefit plan, in connection with the substitution of certain equity awards upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Company, Integra Derma, Inc., a newly formed, indirect wholly owned subsidiary of the Company, and Derma Sciences, Inc., a Delaware corporation, dated January 10, 2017. This Registration Statement is in addition to the 1,750,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-170210), the 750,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-155263), the 1,500,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-127488) and the 2,500,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-109042) filed with the Securities Exchange Commission on October 29, 2010, November 10, 2008, August 12, 2005 and September 23, 2003, respectively (together, the “Prior Forms S-8”). The contents of the Prior Forms S-8 are incorporated into this Registration Statement by reference. The total number of shares of Common Stock registered under this Registration Statement and under the Prior Forms S-8 equals 6,565,804 shares. In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.
(2)	Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Common Stock reported in the NASDAQ Global Select Market on February 21, 2017 ($44.15).

EXPLANATORY NOTE

Integra LifeSciences Holdings Corporation (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of common stock, par value $0.01 per share of the Registrant that will be issued under the Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan in substitution for options to purchase shares of Derma Sciences, Inc. (“Derma”) common stock and restricted stock units of Derma, pursuant to that certain Agreement and Plan of Merger, by and among the Registrant, Integra Derma, Inc., a newly formed, indirect wholly owned subsidiary of the Registrant, and Derma, dated January 10, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2016.

(b)	all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2015.

(c)	the description of the Company’s common stock contained in the Company’s Current Report on Form 8-K filed with the Commission on November 4, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company or with respect to the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing; except as to any portion of any current report furnished under Items 2.02 or 7.01 of Form 8-K, including any exhibits included with such Items, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Any person claiming indemnification within the scope of Section 6.01 of the Company’s amended and restated bylaws is entitled to advances from the Company for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law.

Subject to Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation, as amended, eliminates certain liability of the directors for breach of their fiduciary duties as directors. Article 7 of the amended and restated certificate of incorporation, as amended, provides that neither the Company, nor its stockholders, may recover monetary damages from its directors for breach of fiduciary duties as directors except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time, expressly provides that the liability of a director may not be eliminated or limited. Under the DGCL, liability of a director may not be limited (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The indemnification provided under Article 6 of the Company’s amended and restated bylaws is in the nature of a contract between the Company and each of its directors and officers. No amendment or repeal of any provision of Article 6 of the Company’s amended and restated bylaws, as amended, will alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

The indemnification and advancement of expenses provided by Article 6 of the Company’s amended and restated bylaws is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such person.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent or is or was serving at the Company’s request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of its amended and restated bylaws.

The Company has entered into indemnification agreements with all of its non-employee directors and executive officers that require it to indemnify these persons to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on his or her behalf, as applicable, in connection with such third-party proceeding or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. All but one of the indemnification agreements further provide for the indemnification of any such non-employee director or executive officer against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise, in a proceeding or in defense of any claim, issue or matter therein, in whole or in part, and also establish procedures that will apply if a claim for indemnification arises under the indemnification agreements.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 22, 2016)

4.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 13, 2012)

5.1	Opinion of Latham & Watkins LLP+

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)+

23.2	Consent of PricewaterhouseCoopers LLP+

24.1	Power of Attorney (included in the signature page hereto)+

99.1	Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan effective May 22, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2015)

+	Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plainsboro, New Jersey, on February 24, 2017.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Peter J. Arduini
Peter J. Arduini President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Peter J. Arduini, Glenn G. Coleman and Richard D. Gorelick and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Integra LifeSciences Holdings Corporation and on the dates indicated.

Signatures	Titles	Date

/s/ Peter J. Arduini Peter J. Arduini	President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2017

/s/ Glenn G. Coleman Glenn G. Coleman	Corporate Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 24, 2017

/s/ Stuart M. Essig, Ph.D. Stuart M. Essig, Ph.D.	Chairman of the Board	February 24, 2017

/s/ Keith Bradley, Ph.D. Keith Bradley, Ph.D.	Director	February 24, 2017

/s/ Richard E. Caruso, Ph.D. Richard E. Caruso, Ph.D.	Director	February 24, 2017

/s/ Barbara B. Hill Barbara B. Hill	Director	February 24, 2017

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	February 24, 2017

/s/ Donald E. Morel, Jr., Ph.D. Donald E. Morel, Jr., Ph.D.	Director	February 24, 2017

/s/ Raymond G. Murphy Raymond G. Murphy	Director	February 24, 2017

/s/ Christian S. Schade Christian S. Schade	Director	February 24, 2017

/s/ James M. Sullivan James M. Sullivan	Director	February 24, 2017

LIST OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 22, 2016)

4.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 13, 2012)

5.1	Opinion of Latham & Watkins LLP+

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)+

23.2	Consent of PricewaterhouseCoopers LLP+

24.1	Power of Attorney (included in the signature page hereto)+

99.1	Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan effective May 22, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2015)

+	Filed herewith